Exhibit 99.1
NxStage Reports Third Quarter 2008 Financial Results
LAWRENCE, MA, November 3, 2008- — NxStage Medical, Inc. (NASDAQ: NXTM), a leading manufacturer of innovative dialysis products, today announced its financial results for the third quarter ended September 30, 2008. Revenues for the third quarter were $30.5 million, compared to $31.6 million in the second quarter of 2008 and $11.6 million in the third quarter of 2007.
Revenues in the Company’s home dialysis market were $12.4 million in the third quarter of 2008, compared to $11.9 million in the second quarter of 2008. Revenues in the in-center market, from the Company’s Medisystems business, were $13.7 million in the third quarter of 2008, compared to $15.4 million in the second quarter of 2008. Revenues in the critical care market were $4.4 million for the third quarter of 2008, compared to $4.4 million for the second quarter of 2008.
Gross margin improved to 16% in the third quarter of 2008, compared to 14% in the second quarter of 2008 and a negative 30% in third quarter of 2007.
NxStage reported a net loss of $15.0 million, or ($0.33) per share for the third quarter of 2008, compared with a net loss of $12.5 million, or ($0.32) per share, for the second quarter of 2008, and a net loss of $16.1 million, or ($0.54) per share, for the third quarter of 2007. The Company’s net loss for both the second and third quarters of 2008 include the impact of significant non-cash items reflecting the liability accounting treatment under SFAS No. 150 for the common stock and warrants issued in connection with the Company’s previously announced $43 million private placement. Specifically, net loss for the second and third quarters of 2008 includes a $2.1 million non-cash gain and a $1.8 million non-cash loss, respectively, recorded in other income. Excluding these items, the 2008 third quarter net loss would have improved when compared with the 2008 second quarter net loss.
For the third quarter of 2008, the Company had an Adjusted EBITDA loss, adjusted for stock-based compensation, deferred revenue recognized and the accounting impact of the private equity financing recorded as other income (expense), of $7.3 million, compared to a loss of $7.7 million in the second quarter of 2008, and a loss of $13.8 million in the third quarter of 2007 (see the exhibits for a reconciliation of this non-GAAP measure).
Cash and cash equivalents as of September 30, 2008 were $32.9 million. The Company believes based on current projections that it has the required resources to fund projected operating requirements, which assumes that it is able to restructure the repayment schedule on its GE credit facility.
As of the end of the third quarter of 2008, NxStage had increased the number of centers with greater than 10 patients to a total of 76, representing a 13% increase when compared with the second quarter of 2008 and a 61% increase when compared with the third quarter of 2007.
“This has been a strong quarter for NxStage, and we are pleased to see our strategic initiatives continue to drive meaningful progress and greater operating efficiency quarter over quarter in all three of our markets,” stated Jeffrey H. Burbank, President and Chief Executive Officer of NxStage Medical. “Based on my regular interactions with patients, providers and payors, there is no question in my mind that our products effectively address the needs of dialysis providers in each of the home, critical care and in-center markets.”
Recent Highlights
— In October 2008, NxStage elected Earl Lewis, Chairman, President and CEO of FLIR Systems, Inc., to its Board of Directors.
—In October 2008, NxStage reported positive interim quality of life results from its landmark FREEDOM study comparing clinical and economic benefits of daily home hemodialysis with thrice-weekly in-center hemodialysis.
—In October 2008, the Company announced a new Streamline blood tubing set supply agreement with Renal Advantage, Inc.
—In September 2008, NxStage was named the “Fastest Growing Company in Massachusetts” by the Boston Business Journal.
—In September 2008, the Company announced a one year extension of its blood tubing set agreement with DaVita.
—In August 2008, the Company completed a $43 million private placement of its common stock and warrants.
—In July 2008, the Company announced access to demographic and outcomes information for its growing U.S. daily home hemodialysis patient population.
—In July 2008, NxStage elected Jonathan Silverstein, a General Partner of OrbiMed Advisors, LLC, to its Board of Directors in connection with the recently announced private placement.
Guidance:

For the fourth quarter of 2008, the Company expects revenue to be in the range of $32 to $35 million. This is a broader than normal range for fourth quarter results reflecting lower than expected distributor inventory restocking the Company’s in-center business and the potential impact of tightened hospital capital budgets on the timing of equipment sales within the Company’s critical care business. The Company expects a net loss in the range of $12.5 to $13.5 million or ($0.27) to ($0.29) per share, excluding any accounting impact of its private equity financing, and an Adjusted EBITDA loss in the range of $6.5 to $7.5 million for the fourth quarter of 2008. The Company is maintaining its fourth quarter 2008 gross margin target of 18-21%.
For the full fiscal year 2008, the Company is revising its revenue guidance to reflect its current fourth quarter revenue outlook. The Company now expects revenue in the range of $125-$128 million compared with its previous guidance of $130-$135 million.
This release contains non-GAAP financial measures, a reconciliation of the Company’s non-GAAP financial measures to their most comparable GAAP financial measure is in the exhibits to this press release.
Conference Call:
NxStage will also host a conference call at 9:00 a.m. Eastern Time on Monday, November 3, 2008 to discuss its third quarter financial results. To listen to the conference call, please dial 800-688-0836 (domestic) or 617-614-4072 (international). The passcode is 73991228. The call will also be webcast LIVE and can be accessed via the investor relations section of the website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 3 hours after the start of the call through November 17, 2008. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 34616112. An online archive of the conference call can be accessed via the investor relations section of the website at www.nxstage.com/ir.cfm
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward- looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, including the Company’s home and/or daily hemodialysis products, bloodlines and needles, anticipated impact of clinical results, anticipated operating results, including patient numbers, revenues, loss and Adjusted EBITDA numbers, beliefs as to whether the Company, based on current projections, has the required resources to fund projected operating requirements, anticipated ability to restructure the repayment schedule on the Company’s GE credit facility, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, unanticipated difficulties in restructuring the repayment schedule on the Company’s GE credit facility, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10- Q for the period ended June 30, 2008.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
# # #
Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measures
The Company discloses certain non-GAAP financial measures to supplement the Company’s consolidated financial statements presented on a GAAP basis. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and the warrants and stock issuance) to understand operational cash usage. The Company believes the non-GAAP financial measures provide useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measures are reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$30,466	$11,625	$93,087	$30,030
Cost of revenues	25,684	15,161	79,872	36,589

Gross profit (deficit)	4,782	(3,536)	13,215	(6,559)

Operating expenses:
Selling and marketing	6,839	5,383	20,937	15,234
Research and development	1,986	1,467	6,474	4,321
Distribution	3,472	3,532	10,202	8,874
General and administrative	4,744	2,649	14,443	7,842

Total operating expenses	17,041	13,031	52,056	36,271

Loss from operations	(12,259)	(16,567)	(38,841)	(42,830)

Other income (expense):
Interest income	146	592	453	2,328
Interest expense	(1,017)	(149)	(2,908)	(497)
Change in fair value of financial instruments	(1,835)	—	251	—
Other income (expense), net	138	—	(155)	—

	(2,568)	443	(2,359)	1,831

Net loss before income taxes	(14,827)	(16,124)	(41,200)	(40,999)

Provision for income taxes	143	—	248	—

Net loss	$(14,970)	$(16,124)	$(41,448)	$(40,999)

Net loss per share, basic and diluted	$(0.33)	$(0.54)	$(1.03)	$(1.38)

Weighted-average shares outstanding, basic and diluted	45,067	30,024	40,204	29,667

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$32,879	$33,245
Short-term investments	—	1,100
Accounts receivable, net	8,744	7,990
Due from affiliate	—	435
Inventory	35,689	29,965
Prepaid expenses and other current assets	1,694	2,455

Total current assets	79,006	75,190

Property and equipment, net	12,739	12,146
Field equipment, net	31,896	30,885
Deferred cost of revenues	22,406	14,850
Intangible assets, net	31,704	33,801
Goodwill	42,726	41,457
Other assets	1,239	2,057

Total assets	$221,716	$210,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,169	$21,887
Accrued expenses	13,446	9,820
Due to affiliates	—	2,774
Current portion of long-term debt	8,290	54

Total current liabilities	38,905	34,535

Deferred revenue	27,861	19,530
Long-term debt	21,892	25,170
Other long-term liabilities	2,059	1,434

Total liabilities	90,717	80,669

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding, as of September 30, 2008 and December 31, 2007	—	—

Common stock: par value $0.001, 100,000,000 shares authorized; 46,488,607 and 36,771,893 shares issued and outstanding, as of September 30, 2008 and December 31, 2007, respectively	47	37
Additional paid-in capital	354,042	311,172
Accumulated deficit	(223,484)	(182,036)
Accumulated other comprehensive income	394	544

Total stockholders’ equity	130,999	129,717

Total liabilities and stockholders’ equity	$221,716	$210,386

NxStage Medical, Inc.
Cash Flows from Operating Activities
(Amounts in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(41,448)	$(40,999)
Adjustments to reconcile net loss to net Cash used in operating activities:
Depreciation and amortization	14,073	5,555
Stock-based compensation	4,456	2,310
Change in fair value of financial instruments	(251)	—
Other	660	244
Changes in operating assets and liabilities:
Accounts receivable	(1,248)	(1,889)
Inventory	(24,511)	(27,569)
Prepaid expenses and other current assets	1,073	320
Accounts payable	(4,713)	3,932
Accrued expenses	(3,375)	1,337
Deferred revenue	8,331	12,716

Net cash used in operating activities	$(46,953)	$(44,043)

NxStage Medical Inc.
Revenue by Segment
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

System One segment
Home	$12,412	$8,318	$34,807	$20,498
Critical Care	4,401	3,307	13,107	9,532

Total System One segment	16,813	11,625	47,914	30,030
In-Center segment	13,653	—	45,173	—

Total	$30,466	$11,625	$93,087	$30,030

NxStage Medical Inc.
Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in millions)	2008	2007	2008	2007
Loss from operations	$12.3	$16.6	$38.8	$42.8
Depreciation and amortization	(5.0)	(2.5)	(14.1)	(5.6)
Stock-based compensation	(1.2)	(0.8)	(4.5)	(2.3)
Deferred revenue recognized	1.2	0.5	3.0	1.1

Adjusted EBITDA loss	$7.3	$13.8	$23.2	$36.0

NxStage Medical Inc.
Non-GAAP Financial Guidance
(Amounts in millions)

	Three Months Ended
	December 31, 2008
	Low	High
	Estimate	Estimate
Loss from operations	$11.7	$12.7
Depreciation and amortization	(5.0)	(5.1)
Stock-based compensation	(1.4)	(1.4)
Deferred revenue recognized	1.2	1.3

Adjusted EBITDA loss	$6.5	$7.5